Exhibit 99.1

200 West Cypress Creek Road, Suite 400
Fort Lauderdale, Florida 33309
NEWS RELEASE

Contact:	Robert W. Beard Senior Vice President and Investor Relations Officer 954-308-4200

SMF ENERGY CORPORATION REPORTS
PROFIT FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2008

CONFERENCE CALL SCHEDULED FOR NOVEMBER 18, 2008 AT 10:00 A.M. ET

Ft. Lauderdale, FL, November 14, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL) (the “Company”), a leading provider of specialized transportation and distribution services for petroleum products and chemicals, today announced the results for the first quarter ended September 30, 2008.

The Company reported net income of $512,000 and EBITDA (a non-GAAP measure) of $2.0 million for the quarter compared to a net loss of $3.0 million and EBITDA of $196,000 for the same period a year ago, a $3.5 million and $1.8 million improvement to its financial performance, respectively. The Company reported basic and diluted earnings per share of $0.02 in the first quarter of fiscal 2009, compared to basic and diluted net loss per share of $0.21 in the prior year for the same period. In the first quarter of 2009, the Company continued with the trend of improvements in net margin contribution reflected in the fourth quarter of fiscal 2008, which was bolstered by the emergency response services provided during the current period.

Highlights of First Quarter Fiscal Year 2009 vs. First Quarter Fiscal Year 2008

•
Revenues were $79.3 million in the first quarter of fiscal 2009, a 43% increase from $55.5 million in the same period in fiscal 2008 primarily as a result of price variances due to overall higher market prices of petroleum products.

•
Net income of $512,000 in the first quarter of fiscal 2009, an increase of $3.5 million from a net loss of $3.0 million in the first quarter of fiscal 2008 primarily as a result of the continuing overall trend of improved margins, emergency response service margin generated as a result of the hurricane season in the current period, and the loss on extinguishment of debt related to the refinancing of outstanding secured promissory notes in the prior year.

•	EBITDA (a non-GAAP measure) was $2.0 million in the first quarter of fiscal 2009, a $1.8 million increase from $196,000 generated in the prior year period.
•
Gallons sold were 18.6 million in the first quarter of 2009, a slight decrease from the 18.7 million in the prior year period primarily as a result lower volumes sold to existing customers in response to higher fuel prices and a weaker economy, the elimination of lower margin customers and the pursuit of business with higher margin contributions.

•
Net margin per gallon increased to 33.2 cents in the first quarter of fiscal 2009 from 19.1 cents in the prior year period primarily as a result of higher margin business and improvements in operating efficiencies.

•	Non-cash charges were $1.3 million in the first quarter of fiscal 2009, down from $2.4 million in the same period in fiscal 2008.

Highlights of First Quarter Fiscal Year 2009 vs. Fourth Quarter Fiscal Year 2008

•
Revenues were $79.3 million in the first quarter of fiscal 2009, a 3.4% decrease from $82.0 million in the fourth quarter of fiscal 2008 primarily as a result of an 8% decrease in fuel market prices and a decrease of 474,000 in gallons sold relating primarily to the effects of hurricanes in the current period as discussed below.

•
Net income of $512,000 in the first quarter of fiscal 2009 increased $878,000 from a net loss of $366,000 in the fourth quarter of fiscal 2008. The increase in net income primarily results from the continuing trend of pursuing higher margin business, the addition of emergency response service margin generated as a result of the hurricane season in the first quarter of fiscal 2009, partially offset by an increase in SG&A due to increases in the provision for bad debt, credit card fees, and legal expenses.

•	EBITDA (a non-GAAP measure) increased by $836,000 to $2.0 million in the first quarter of fiscal 2009 from $1.2 million in the fourth quarter of fiscal 2008.
•
Gallons sold were 18.6 million in the first quarter of fiscal 2009 as compared to the 19.0 million gallons sold in the fourth quarter of fiscal 2008. This decrease in gallons sold was due to the hurricanes in the current period which interrupted certain existing customer operations and the reduction by the Company of certain lower margin, high volume bulk day business to allow for the increase of higher margin emergency response services which generated fewer gallons sold.

•	Net margin per gallon increased to 33.2 cents in the first quarter of fiscal 2009 from 24.2 cents in the prior quarter primarily as a result of higher margin business and operating efficiencies.
•	Non-cash charges were $1.3 million in the first quarter of fiscal 2009, an increase from $798,000 in the fourth quarter in fiscal 2008 primarily due to increases in the provision for bad debt.

Richard E. Gathright, Chairman, Chief Executive Office and President, commented:

“We are extremely pleased to report a profit of $512,000 and EBITDA of $2 million for the first quarter of fiscal 2009, a tremendous achievement for our Company in these troubled economic times. Our reported results are reflective of the investments in time and money that we have made over the past several years to improve our efficiency and our operations, including a continuation of the turnaround in our financial results that began in January of this year with the full implementation of our ERP system.”

“While we share the widespread concern about the economic turmoil that is gripping the national economy, we are optimistic that our strong and diverse base of more than 4,000 customers, who deliver some of the most fundamental necessities of our economy, will help us withstand any future pressures from general economic conditions. We have already seen stabilization in our base customers’ demand for our services over the last two quarters, irrespective of the longstanding downturn in the transportation sector, which downturn began well before the recent tumult in the financial markets. We are also greatly encouraged by the growth in demand for our services from new customers, which has been largely unaffected by the recent volatility in oil prices.”

“With the new efficiencies in our business operations allowing us to operate with a higher yield, we presently expect that our positive momentum will continue even if the overall economy continues to deteriorate. Moreover, we believe that the advantages we now hold over many others in our industry will allow us to be a major consolidator in the downstream energy services distribution sector.”

“As we move forward into the coming quarters, we look to our future and the opportunity for SMF Energy Corporation to reap the financial rewards of our vision, dedication and patience.”

Highlights of Results for Quarterly Periods ending June 30, 2007 through September 30, 2008

The following table portrays the positive trend and progress the Company has achieved in the sequential quarters:

All amounts in thousands of dollars, except net margin per gallon

	For the three months ended
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2007	2008	2008	2008

Revenues	$57,526	$55,497	$58,994	$64,162	$82,036	$79,271
Gross profit	$2,921	$3,182	$2,565	$2,875	$4,290	$5,819
Selling, general and
administrative	$3,950	$3,803	$3,788	$3,445	$3,845	$4,632
Operating income (loss)	$(1,029)	$(621)	$(1,223)	$(570)	$445	$1,187
Interest expense and
other income, net	$(585)	$(757)	$(763)	$(720)	$(811)	$(667)
Loss on extinguishment
of promissory notes	$-	$(1,641)	$-	$(108)	$-	$-
Net income (loss)	$(1,614)	$(3,019)	$(1,986)	$(1,398)	$(366)	$512

EBITDA [1]	$127	$196	$(387)	$277	$1,154	$1,990

Net margin	$3,307	$3,569	$2,945	$3,228	$4,611	$6,161
Net margin per gallon [2]	$0.17	$0.19	$0.16	$0.18	$0.24	$0.33
Gallons sold	19,678	18,695	18,050	18,102	19,024	18,550

1  EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.
2  Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

Our financial results continue on an improvement trend:

•
The results for gross profit reflect an upward trend. The increases are primarily attributed to the emphasis in higher margin business. The Company ended fiscal year 2008 with a quarterly gross profit of $4.3 million and began fiscal year 2009 with a quarterly gross profit of $5.8 million.

•	The Company ended fiscal year 2008 with quarterly operating income of $445,000, and began fiscal year 2009 with quarterly operating income of $1.2 million.
•	Net quarterly losses, which were as high as $3.0 million during the last five quarters, have been decreasing, and in the first fiscal quarter of 2009, the Company recorded net income of $512,000.

The following table reconciles EBITDA (a non-GAAP measure) to the net (loss)/income for each of the six quarterly periods presented above:

All amounts in thousands of dollars

	For the three months ended
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2007	2007	2007	2008	2008	2008
Net income (loss)	$(1,614)	$(3,019)	$(1,986)	$(1,398)	$(366)	$512
Add back:
Income tax expense	-	-	-	-	-	8
Interest expense	919	778	782	780	720	683
Depreciation and
amortization expense:
Cost of sales	386	388	380	353	321	342
Selling, general and
administrative expenses	249	282	304	311	357	341
Stock-based compensation
amortization expense	187	126	133	123	122	104
Loss on extinguishment
of promissory notes	-	1,641	-	108	-	-
EBITDA [1]	$127	$196	$(387)	$277	$1,154	$1,990

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts.  We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

The following tables present comparative financial data for the periods noted:

SELECTED INCOME STATEMENT AND FINANCIAL DATA:

All amounts in thousands of dollars, except per share, and net margin per gallon
	Three Months Ended September 30,
	2008	2007

Petroleum product sales and service revenues	$72,962	$49,189
Petroleum product taxes	6,309	6,308
Total revenues	79,271	55,497

Cost of petroleum product sales and service	67,143	46,007
Petroleum product taxes	6,309	6,308
Total cost of sales	73,452	52,315

Gross profit	5,819	3,182

Selling, general and administrative expenses	4,632	3,803

Operating income (loss)	1,187	(621)

Interest expense	(683)	(778)
Interest and other income	16	21
Loss on extinguishment of promissory notes	-	(1,641)

Income (loss) before income taxes	520	(3,019)

Income tax expense	(8)	-
Net income (loss)	$512	$(3,019)

Basic and diluted net income (loss) per share computation:

Net income (loss)	$512	$(3,019)
Less: Preferred stock dividends	(196)	-
Net income (loss) attributable to common stockholders	$316	$(3,019)

Basic and diluted net income (loss) per share
attributable to common stockholders	$0.02	$(0.21)

Basic and diluted weighted average common
shares outstanding	14,645	14,200

EBITDA [1]	$1,990	$196

Gallons sold	18,550	18,695

Net margin	$6,161	$3,569

Net margin per gallon (in cents) [2]	33.2	19.1

[1]
EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. To the extent that loss on extinguishment of promissory notes constitutes the recognition of previously deferred interest, it is considered interest expense for the calculation of certain interest expense amounts. We believe that EBITDA provides useful information to investors because it excludes transactions not related to the core cash operating business activities.

[2]	Net margin per gallon is calculated by adding gross profit to the cost of sales depreciation and amortization and dividing that sum by the number of gallons sold.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA (Non-GAAP measure)

All amounts in thousands of dollars
	Three Months Ended
	September 30,
	2008	2007

Net income (loss)	$512	$(3,019)
Add back:
Income tax expense	8	-
Interest expense	683	778
Depreciation and amortization expense:
Cost of sales	342	388
Selling, general and administrative expenses	341	282
Stock-based compensation amortization expense	104	126
Loss on extinguishment of promissory notes	-	1,641
EBITDA	$1,990	$196

CONDENSED CONSOLIDATED BALANCE SHEET

All amounts in thousands of dollars
	(Unaudited)
	September 30,	June 30,
	2008	2008
ASSETS
Current assets	$31,561	$33,607
Property, plant and equipment, net	9,786	10,276
Other assets, net	2,912	3,101
	$44,259	$46,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$30,674	$34,648
Long-term debt, net and other liabilities	10,001	9,284
Stockholders’ equity	3,584	3,052
	$44,259	$46,984

CONFERENCE CALL
Management will host a conference call on Tuesday, November 18, 2008, at 10:00 A.M. Eastern Time (“ET”) to further discuss the results of the Company’s first quarter ended September 30, 2008. Interested parties can listen to the call live on the Internet through the Company’s Web site at www.mobilefueling.com or by dialing 866-783-2141 (domestic) or 857-350-1600 (international), using Pass Code 60286813. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The Web cast is also available through Thomson’s investor portals. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the conference call will be available from November 18, 2008, at 4:00 P.M. ET until midnight ET on November 25, 2008, by dialing 888-286-8010 (domestic) or 617-801-6888 (international), using Pass Code 54181066. A web archive will be available for 30 days at www.mobilefueling.com.

ABOUT SMF ENERGY CORPORATION (NASDAQ: FUEL)
The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 31 locations in the 11 states of Alabama, California, Florida, Georgia, Louisiana, Nevada, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants and chemicals; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. For example, predictions or statements of belief or expectation concerning the future performance of the Company, the future acquisition plans of the Company and the potential for further growth of the Company are all “forward looking statements” which should not be relied upon. Such forward-looking statements are based on the current beliefs of the Company and its management based on information known to them at this time. Because these statements depend on various assumptions as to future events, including but not limited to those assumptions noted in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section in the Company’s Form 10-Q for the quarter ended September 30, 2008, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are numerous risks and uncertainties that could cause actual results to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2008.